Exhibit 99.1

Sino Agro Food Inc. Retains KCSA Strategic Communications as Investor Relations Counsel

September 26, 2016

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), an agriculture technology and natural food company that produces and sells protein food including seafood and cattle, today announced that it has retained KCSA Strategic Communications, a leading New York-based communications firm, to lead the Company's investor relations program.

KCSA intends to deploy a comprehensive investor relations campaign designed to increase awareness of Sino Agro Food among the investment community through a comprehensive shareholder communications strategy. KCSA’s objectives include, among others, increased reporting on the Company’s strategic milestones and the hosting of institutional investor roadshows. Since KCSA’s inception over forty years ago, the firm has developed a strong reputation for its work representing public companies. Todd Fromer, Managing Partner of KCSA, will lead the KCSA team and provide strategic counsel on financial communication matters.

"We are excited to begin working with KCSA Strategic Communications to enhance our shareholder communications program and generate greater investor awareness for Sino Agro Food as we enter an inflection point in the Company’s development," said Solomon Lee, Sino Agro Food’s Founder, Chairman and Chief Executive Officer. "We are currently implementing a multi-pronged long term strategy to maximize shareholder value, including the restructuring and carve-out of our fast-growth aquaculture business segment into a stand-alone entity, and the carve-out of our beef operations segment. We believe this strategic plan will enable each of our business segments to realize their true value, thereby maximizing shareholder returns for our U.S., Nordic and Asia-Pacific investors. KCSA has decades of experience advising fast-growing public companies on how to optimize the impact of strategic milestones as they progress through their growth strategies; we are confident that working with them to maximize our exposure to Wall Street at this time will be greatly advantageous during this process.”

Todd Fromer, Managing Partner of KCSA Strategic Communications, commented, “With its ongoing construction of the world’s largest recirculating aquaculture (farm) system (“RAS”), its shift toward offering higher-margin, premium quality food items, and with an established track record, Sino Agro Food is extremely well-positioned to address the ramp-up in demand for seafood and beef occurring in China. We are pleased to implement a communications plan based on best practices to provide strategic counsel to Sino Agro Food and help the Company tell its story clearly and effectively to both existing and potential shareholders as it executes on its strategic plan.”

For more information about KCSA Strategic Communications, a leading, NYC-based communications firm, please visit www.kcsa.com.

About Sino Agro Food, Inc.

SIAF develops and operates protein food businesses in the People's Republic of China. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 429 million in 2015. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai.  Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

About KCSA Strategic Communications

KCSA is a fully integrated communications agency specializing in public relations, investor relations and marketing with expertise in financial and professional services, technology, healthcare, media, energy and public services companies. Since 1969, the firm has demonstrated strategic thinking and program execution that drives results for its clients in the ever-changing communications and digital landscape. The firm’s clients are its best references. For more information, please visit www.kcsa.com.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Todd Fromer / Elizabeth Barker

+1 (212) 896-1215 / 212-896-1203

SIAF@kcsa.com

Erik Ahl

Nordic Countries

+46 (0) 760 495 885

erik.ahl@sinoagrofood.com